Exhibit 99.1
AERT Maintains NASDAQ Listing; Half-Year Extension Granted to Cure Stock Price Deficiency
Thursday June 19, 8:20 am ET
SPRINGDALE, Ark., June 19, 2008 (PRIME NEWSWIRE) — Advanced Environmental Recycling Technologies, Inc. (NasdaqCM:AERT — News) announced today that NASDAQ had granted the Company a 6 month extension until December 18, 2008 to regain full compliance with the $1.00 minimum bid price of its Class A common stock. NASDAQ said that AERT continues to meet 2 of the 3 separate and independent tests to qualify for continued listing while being deficient on its minimum price per share.
“We appreciate the support and good working relationship that the Nasdaq Stock Market provides to its member companies,” stated AERT chairman Joe G. Brooks. “We have continued to share our objective and commitment to grow the company and build shareholder value, and NASDAQ’s extension will allow AERT to continue these efforts while remaining on the exchange and having our stock available for trading by the broad Nasdaq investment community. Especially at a time when we have so many positive developments and future opportunity, we are delighted to have this additional time to execute our plan and realize our objectives.”
AERT’s shares, which had traded as high as $1.30 in February, fell to under $1.00 on the news of the Company being named as a defendant in a product litigation lawsuit. Although the Company does not currently believe that a reverse split of the stock will be necessary to meet the $1.00 share price listing requirement, they are filing a proxy statement that includes shareholder approval of a reverse split to protect the NASDAQ listing if the stock price does not climb back over $1.00 on its own.
About AERT:
Since 1989, AERT has pioneered the use of recycled polyethylene plastic in the manufacture of composite building materials. With its constantly evolving portfolio of patented and proprietary recycling technologies, AERT has been widely recognized as a leader in resource conservation innovation and received the EPA Award for Environmental Excellence for its process of converting scrap plastic to composite outdoor decking. AERT converts reclaimed plastic and wood fiber waste into quality outdoor decking systems, fence systems, and door and window components. The Company is the exclusive manufacturer of Weyerhaeuser ChoiceDek(r) decking, which is available in multiple colors and is sold in all Lowe’s Home Improvement stores. See http://www.choicedek.com for more information. AERT’s MoistureShield(r) decking program is expanding and products are available in many parts of the U.S. now, with national distribution planned for 2008. See http://www.moistureshield.com for product information or to find a regional distributor or dealer. AERT operates manufacturing facilities in Springdale and Lowell, with a raw materials facility in Junction, Texas and a state of the art recycling facility under construction in Watts, Oklahoma. This LEED certified recycling facility is expected to be operational in the first quarter of 2009. For more information on the Company, visit http://www.aertinc.com.
The AERT, Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=4905
Certain statements in this document regarding projected results of operations, or, projected results of financial plans or future strategies and initiatives, including, but not limited to, projections of revenue, projections of profitability, any and all future expectation, and plans for future activities may and should be regarded as “forward-looking statements” within the meaning of the Securities Litigation Reform Act. These statements involve, among other things, known and unknown risks, uncertainties and other factors that may cause A.E.R.T., Inc.’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. A.E.R.T. currently is considering, but may or may not in the future implement any or all of the items and issues listed in any planned budget or strategic initiative, due to, among other things, known and unknown risks, uncertainties and other factors.
A.E.R.T., Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, change in strategy, or otherwise. The above mentioned listing of risks and uncertainties is not inclusive. For a more detailed discussion of some, but not all, of the risks and uncertainties that may affect A.E.R.T., Inc., see A.E.R.T., Inc.’s filing with the Securities and Exchange Commission, including its Annual Report on Form 10-K, for the fiscal year ended December 31, 2007 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2008.
Contact:
For AERT, Inc.
The Birkhill Group, LLC
David McCarthy
212-576-1515
Fax: 212-576-1117

Source: Advanced Environmental Recycling Technologies, Inc.